Exhibit 5.1

[Letterhead of The Boeing Company]

December 22, 2008

The Boeing Company

100 North Riverside

Chicago, IL 60606-1596

RE:	Registration Statement on Form S-8

Gentlemen and Ladies:

As Assistant General Counsel of The Boeing Company (the “Company”), I have acted as counsel in connection with the registration statement on Form S-8 (the “Registration Statement”) that is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the “Act”), for the purpose of registering $150,000,000 of deferred compensation obligations (the “Obligations”) which will represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Supplemental Benefit Plan for Employees of The Boeing Company (the “Plan”).

I have examined the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation as amended to date, the Company’s By-Laws as amended to date, and such resolutions of the Company’s Board of Directors and other documentation as I have deemed necessary for the purpose of this opinion.

Based on and subject to the foregoing, I am of the opinion that, when issued by the Company in accordance with the provisions of the Plan, the Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject, as to enforcement, (i) to bankruptcy, insolvency and other laws of general applicability relating to or affecting enforcement of creditors’ rights and (ii) to general principles of equity.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Interests of Named Experts and Counsel” in the Registration Statement.

Cordially,

/s/ Michael F. Lohr
Michael F. Lohr
Vice President, Corporate Secretary and Assistant General Counsel